FOR IMMEDIATE RELEASE

BEL  AIR, MARYLAND:  Kiddie Academy International, Inc. names new
CEO.

Kiddie Academy International, Inc. (NASDAQ Small Cap Common Stock KAII and KAIIW), a national operator and franchisor of child care centers, announced today that Angelo D. Bizzarro, 54, a director of the company, has been named its Chief Executive Officer (CEO). Bizzarro will succeed George Miller who has served as CEO since 1995. Miller will continue to serve as the Chairman of the Board of Directors and will assist Bizzarro with the transition.

Bizzarro joins the company from Caterair International, Inc., an airline catering company generating $270 million in revenue, where he held a variety of executive positions, most recently as President and CEO. At Caterair, Bizzarro successfully introduced team-based management throughout the organization, significantly reduced labor and other costs, and improved efficiencies in all operational units throughout the United States and Australia. While serving initially as CFO and then as COO and Executive Vice President of Caterair International Corporation, (1989 to 1995), Bizzarro oversaw a $900 million dollar budget, 19,000 employees, and the day to day operations of more than one hundred airline catering facilities. Bizzarro is a 1963 graduate of Monmouth College with a B.S. degree in Accounting. He also holds a Master of Business Administration Degree in Finance (Lehigh University,
1978), and completed Harvard Business School's Program for Management Development (May 1982).

In announcing the appointment, Miller stated: "As a member of the company's Board of Directors, Angelo Bizzarro has continually demonstrated the leadership skills and vision Kiddie Academy needs for its next level of growth. During his 30-year career, Angelo has established an exceptional management capability. We are tremendously excited about moving ahead under Angelo's leadership and working with him as he builds Kiddie Academy to be the leader in the child care industry."

Bizzarro is delighted with his appointment and is eager to assume his new duties at Kiddie Academy as soon as he completes his transitional responsibilities at Caterair.

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Kiddie   Academy  International,  Inc.  operates  and  franchises
educational-based child care centers under the name Kiddie Academy Child Care Learning Centers. The company also operates a wholesale and retail school supply and equipment distribution business under the name of Kid's Craft. The Kiddie Academy system currently consists of 17 open company-owned centers and 32 open franchise centers. In addition, there are currently 68 potential centers under various stages of development (27 under lease agreements and 41 in the site selection stage). Kiddie Academy currently cares for 3,974 children enrolled system-wide, and is operating in 13 states.

CONTACT:

KIDDIE ACADEMY INTERNATIONAL, INC.
Guy Matta, Chief Financial Officer

410/515/0788

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